Exhibit 4.2

EXAMWORKS GROUP, INC.,

THE GUARANTORS PARTIES HERETO,

and

U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

5.625% Senior Notes due 2023

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 16, 2015

Table of Contents

i

ii

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders	78
Section 9.02	With Consent of Holders	79

ARTICLE 10

GUARANTEE

Section 10.01	Guarantee	81
Section 10.02	Limitation on Liability; Termination, Release and Discharge.	83
Section 10.03	Right of Contribution	84
Section 10.04	No Subrogation	84
Section 10.05	Future Subsidiaries. Each future direct or indirect Subsidiary (other than any Foreign Subsidiary) of the Issuer that guarantees Indebtedness under any Credit Facility shall provide a Note Guarantee.	84

ARTICLE 11

MISCELLANEOUS

Section 11.13	Table of Contents, Headings, etc.	85
Section 11.17	Supplemental Indenture Controls.	85

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01	Satisfaction and Discharge	85
Section 12.02	Application of Trust Money	86

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CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.03; 7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)(1)	7.06
	(b)(2)	7.06
	(c)	7.06
	(d)	7.06
314	(a)	4.12; 4.17; 12.5
	(b)	N.A.
	(c)(1)	11.04
	(c)(2)	11.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	11.05
	(f)	N.A.
315	(a)	7.01; 7.02
	(b)	7.05; 11.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	2.12
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	11.01
	(b)	N.A.
	(c)	11.01

N.A. means Not Applicable.
Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Supplemental Indenture.

FIRST SUPPLEMENTAL INDENTURE dated as of April 16, 2015, among EXAMWORKS GROUP, INC., a Delaware corporation (the “Issuer” or the “Company”), the GUARANTORS (as defined herein) parties hereto, and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Guarantors and the Trustee have previously executed and delivered an Indenture, dated as of April 16, 2015 (the “Base Indenture”), providing for the issuance from time to time of one or more series of senior debt securities of the Issuer;

WHEREAS, Section 9.01 of the Base Indenture provides that the Issuer and the Trustee may enter into a supplemental indenture to the Base Indenture to, among other things, establish the form or terms of any series of Notes (as defined in the Base Indenture) as permitted by Section 2.01 and Section 9.01 of the Base Indenture;

WHEREAS, clause (9) of Section 9.01 of the Base Indenture provides that the Issuer and the Trustee may enter into a supplemental indenture changing or eliminating any provision of the Base Indenture with respect to any series of Notes; provided that any such change shall become effective with respect to such series only when there are no outstanding Notes (as defined in the Base Indenture) of such series affected that is entitled to the benefit of such provisions and as to which such supplemental indenture would apply;

WHEREAS, the Issuer and the Guarantors are entering into this Supplemental Indenture to, among other things, establish the form and terms of the Issuer’s new series of 5.625% Senior Notes due 2023 pursuant to the Base Indenture, as modified by this Supplemental Indenture;

WHEREAS, clause (8) of Section 9.01 of the Base Indenture provides that the Issuer and the Trustee may conform the Base Indenture, as amended and supplemented, or the Notes, as amended or supplemented, to the description and terms of such Notes in the offering memorandum, prospectus supplement or other offering document applicable to such Notes at the time of the initial sale thereof; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture to make it a valid and legally binding obligation of the Issuer have been satisfied or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Issuer, the Guarantor and the Trustee, for the benefit of each other and for the equal and ratable benefit of the Holders (as defined in the Base Indenture), hereby enter into this Supplemental Indenture to, among other things, establish pursuant to Section 2.01 of the Base Indenture the terms of (i) the Issuer’s 5.625% Senior Notes due 2023, issued on the date hereof (the “Initial Notes”), and if and when issued and (ii) additional notes having identical terms and conditions to the Initial Notes, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (subject to compliance with this Supplemental Indenture including, without limitation, Section 4.03 herein) (the “Additional Notes,” and together with the Initial Notes, the “5.625% Notes”), and there is hereby established the Issuer’s “5.625% Senior Notes due 2023” as a separate series of Notes (as defined in the Base Indenture) and such parties further agree that this Supplemental Indenture affects the Issuer’s 5.625% Senior Notes due 2023 only and not any other series of Notes (as defined in the Base Indenture).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01     Definitions.

The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires) for all purposes of this Supplemental Indenture and of any indenture supplemental hereto that governs the 5.625% Notes have the respective meanings specified in this Section 1.01. All other terms used in this Supplemental Indenture that are defined in the Base Indenture or the TIA, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture or the TIA, as the case may be, as in force at the date of this Supplemental Indenture as originally executed.

“Acquired Indebtedness” means (a) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (b) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition; provided, however, that Indebtedness of such acquired Person which is redeemed or otherwise repaid at the time of or substantially contemporaneously with the consummation of the transactions by which such acquired Person merges with or into or becomes a Restricted Subsidiary of such specified Person shall not be Acquired Indebtedness.

“5.625% Notes” has the meaning ascribed to it in the preamble to this Supplemental Indenture.

“Additional Notes” has the meaning ascribed to it in the preamble of this Supplemental Indenture.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of Section 4.09, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referenced Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any 5.625% Note on any Redemption Date, the greater of:

(a)      1.0% of the principal amount of the 5.625% Note; or

(b)      the excess of

(i)     the present value at such redemption date of (A) the redemption price of the note at April 15, 2018 (such redemption price being set forth in the table appearing in Section 3.07(d)), plus (B) all required interest payments due on the note through April 15, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(ii)     the principal amount of the note.

“asset” means any asset or property.

“Asset Acquisition” means:

(a)      an Investment by the Issuer or any Restricted Subsidiary in or for the purchase of any other Person (whether by merger, consolidation or purchase or exchange of Equity Interests) if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or

(b)      the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division, business unit or line of business of any other Person (including any assets of an Affiliate of a Person being acquired and used or held for use by the Person (or division, business unit or line of business) being acquired).

“Asset Sale” means (a) any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Guarantor (including by merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business, or (b) the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary).

For purposes of this definition, the term “Asset Sale” shall not include:

(i)     transfers of cash or Cash Equivalents;

(ii)     transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 5.01;

(iii)     Permitted Investments and Restricted Payments permitted under Section 4.04;

(iv)     the creation of or realization on any Lien permitted under this Supplemental Indenture;

(v)     transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(vi)     sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries;

(vii)     a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(viii)     any transfer or series of related transfers that, but for this clause (viii), would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $10.0 million;

(ix)     the issuance or sale of Equity Interests of the Issuer; and

(x)     any disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business.

“Bank Product Obligations” means Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards, ACH transactions, and cash management transactions.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the Obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such Obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)      marketable direct obligations issued or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(b)      demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(c)      commercial paper maturing no more than 360 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(d)      repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the specifications of clause (b) above;

(e)      marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 360 days from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(f)      in the case of any Foreign Subsidiary: (i) direct obligations of the sovereign nation (or any agency or instrumentality thereof) in which such Foreign Subsidiary is organized or is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation (or any agency or instrumentality thereof), (ii) of the type and maturity described in clauses (a) through (e) above of foreign obligors, which obligations or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) of the type and maturity described in clauses (a) through (e) above of foreign obligors (or the parents of such obligors), which obligations or obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (f)(ii) but which are, in the reasonable judgment of the Issuer, comparable in investment quality to such obligations and obligors (or the parents of such obligors); and

(g)      money market or other mutual funds at least 95% of whose assets comprise securities of the types described in clauses (a) through (f) above.

“Change of Control” means the occurrence of any of the following events:

(a)      any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer;

(b)      (i) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or (ii) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (b), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

(c)      the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of:

(a)      Consolidated Net Income; plus

(b)      in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders;

(i)     Consolidated Income Tax Expense;

(ii)     Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense);

(iii)     Consolidated Depreciation Expense;

(iv)     Consolidated Interest Expense;

(v)     any unusual or nonrecurring fees, cash charges and other cash expenses for such period (A) made or incurred by the Issuer and its Restricted Subsidiaries in connection with any acquisition or investment not prohibited by this Supplemental Indenture, including severance, relocation and facilities closing costs, including any earnout payments, whether or not accounted for as such, that are paid, accrued or reserved for within 365 days of such transaction, or (B) incurred in connection with the issuance of Equity Interests or Indebtedness; and

(vi)     all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period.

in each case determined on a consolidated basis in accordance with GAAP, minus

(c)      the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(a)      the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four- Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(b)      any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including, without duplication, any pro forma effect as provided in the immediately succeeding paragraph) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale or Asset Acquisition and the amount of Consolidated Cash Flow relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that any such pro forma calculations may include the annualized amount of operating expense reductions for such period resulting from such Asset Sale or Asset Acquisition that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) and which operating expense reductions are reasonably expected to be realized within the twelve month period following such transaction or (C) for which the steps necessary for realization are reasonably expected to be taken within the six month period following such transaction and which operating expense reductions are reasonably expected to be realized within the twelve month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in each case, such adjustments are set forth in an Officers’ Certificate signed by the Issuer’s Chief Financial Officer and another Officer of the Issuer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Supplemental Indenture.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(a)      interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(b)      if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(c)      notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, net of interest earned on cash and Cash Equivalents (other than payment-in-kind interest), determined on a consolidated basis in accordance with GAAP and including, without duplication:

(a)      imputed interest on Capitalized Lease Obligations;

(b)      commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings;

(c)      the net costs associated with Hedging Obligations related to interest rates;

(d)      amortization of debt discount or premium (other than debt extinguishment costs);

(e)      the interest portion of any deferred payment obligations;

(f)      capitalized interest;

(g)      the product of (i) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal;

(h)      all interest payable with respect to discontinued operations; and

(i)      all interest on any Indebtedness described in clause (g) or (h) of the definition of Indebtedness.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)      the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or, subject to clause (c) below, any Restricted Subsidiary during such period;

(b)      except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (a), the net income (or loss) of any Person that accrued prior to the date that (i) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (ii) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(c)      for purposes of calculating the Restricted Payments Basket only, the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(d)      for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(e)      other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (i) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (ii) any Asset Sale by the Issuer or any Restricted Subsidiary;

(f)      gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(g)      gains and losses with respect to Hedging Obligations;

(h)      the cumulative effect of any change in accounting principles;

(i)       other than for purposes of calculating the Restricted Payments Basket, any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period; and

(j)       any non-cash charges relating to the amortization of intangibles resulting from the application of FAS 141.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 4.04(a)(iii)(D) or decreased the amount of Investments outstanding pursuant to clause (j) of the definition of “Permitted Investment” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

“Consolidated Secured Debt Ratio” means, as of any date of determination (the “Determination Date”) the ratio of (a) the sum of (i) the aggregate amount of Secured Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the Determination Date and (ii) the aggregate amount of Secured Indebtedness available to be incurred as of such date pursuant to Section 4.03(b)(i) to (b) Consolidated Cash Flow for the most recently ended four consecutive fiscal quarters for which internal financial statements are available prior to the Determination Date (the “Reference Period”). For purposes of making the computation referred to above, the Consolidated Secured Debt Ratio shall be calculated, if applicable, on a pro forma basis in respect of clauses (a) and (b) hereof as are appropriate and consistent with the pro forma adjustments set forth in the definition of Consolidated Interest Coverage Ratio.

“Coverage Ratio Exception” has the meaning set forth in the proviso in Section 4.03(a).

“Credit Agreement” means (a) the credit agreement dated as of October 11, 2010 among the Issuer, the guarantors named therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders from time to time party thereto, including any notes, letters of credit, guarantees, collateral and security documents, instruments and other agreements executed, issued or arranged in connection therewith (including Hedging Obligations and Bank Product Obligations incurred in connection therewith), and in each case as amended, refunded, replaced or refinanced from time to time and (b) the credit agreement to be entered into by and among the Issuer, the guarantors named therein, Bank of America, N.A., as administrative agent, and the lenders party thereto from time to time, together with the related documents thereto, and in each case as amended, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans or letters of credit or other forms of Indebtedness (including debt securities) and, in each case, as such agreements may be amended, refinanced, refunded, replaced or otherwise restructured, in whole or in part from time to time (including extending the maturity of, increasing the amount of available borrowings under, extending the purpose to include acquisition, working capital and other facilities of, changing the conditions and basis of borrowing of, combining the seniority of, changing the covenants and other provisions of, and adding Subsidiaries as additional borrowers or guarantors, or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether with the same or any other agent, lender or group of lenders), including (i) any related notes, letters of credit, guarantees, collateral documents, instruments, indentures and other agreements executed, issued or arranged in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and other agreements executed in connection with any such amendment, modification, renewal, refunding, replacement or refinancing.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (a) any Event of Default or (b) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designation” has the meaning given to this term in Section 4.08(a).

“Designation Amount” has the meaning given to this term in Section 4.08(a).

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the 5.625% Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the 5.625% Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under Section 4.11 and Section 4.06, respectively, and such Equity Interests specifically provide that the Issuer shall not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the 5.625% Notes as required pursuant to the provisions described under Section 4.11 and Section 4.06, respectively.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $10.0 million shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee. Fair Market Value (other than of any asset with a public trading market) in excess of $40.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Board of Directors of the Issuer and delivered to the Trustee.

“Fiscal Year” means the fiscal year of the Issuer ending on December 31 of each year.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which (a) is not organized under the laws of (i) the United States or any state thereof or (ii) the District of Columbia and (b) conducts substantially all of its business operations outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each Restricted Subsidiary, other than a Foreign Subsidiary, on the Issue Date, and each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of this Supplemental Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Supplemental Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase, option or similar agreements or arrangements dealing with interest rates, currency exchange rates, commodities or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the 5.625% Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, enter into a guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (a) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (b) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(a)      all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b)      all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)      all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(d)      all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery or title thereto;

(e)      the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(f)       all Capitalized Lease Obligations of such Person;

(g)      all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(h)      all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(i)       to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(j)       all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (g), the lesser of (i) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (ii) the amount of the Indebtedness secured. For purposes of clause (e), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Supplemental Indenture.

Notwithstanding the foregoing, Indebtedness shall not include a government grant and any guaranty of the Issuer or a Restricted Subsidiary required by such grant which obligates the Issuer or a Restricted Subsidiary to repay such grant at the discretion of such government or upon the failure of the conditions of such grant specified therein to be fulfilled, but which is forgiven solely by reason of the passage of time or the fulfillment of such grant conditions (other than repayments); provided that if the conditions for forgiveness of such government grant lapse for whatever reason and the Issuer or a Restricted Subsidiary becomes obligated to repay such grant, the grant shall be deemed Indebtedness which is incurred 30 days after the time such obligation to repay is triggered.

“Independent Director” means a director of the Issuer who

(a)      is independent with respect to the transaction at issue; and

(b)      does not have any material financial interest in the Issuer or any of its Affiliates (other than as a result of holding securities of the Issuer).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“Initial Notes” has the meaning ascribed to it in the preamble to this Supplemental Indenture.

“interest” means, with respect to the 5.625% Notes, interest on the 5.625% Notes.

“Investments” of any Person means:

(a)      all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(b)      all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(c)      all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business); and

(d)      the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (d) shall be the Designation Amount determined in accordance with Section 4.08. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means April 16, 2015.

“Issuer” means the Person named as the “Issuer” in the first preamble to this Supplemental Indenture and its successors and assigns as permitted by this Supplemental Indenture.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(a)      brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(b)      provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(c)      amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary and other than under a Credit Facility) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(d)      payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(e)      appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(a)      as to which neither the Issuer nor any Restricted Subsidiary (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b)      no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Credit Agreement or 5.625% Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(c)      as to which the lenders have been notified in writing that they shall not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Note Guarantee” means any guarantee of the obligations of a Guarantor under this Supplemental Indenture and the 5.625% Notes by any Person in accordance with the provisions of this Supplemental Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed on behalf of a Person by two Officers of such Person.

“Opinion of Counsel” means a written opinion acceptable to the Trustee from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the 5.625% Notes or the Note Guarantees, as applicable.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Prospectus Supplement and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Investment” means (each of which shall be given independent effect in whole or in part):

(a)      Investments by the Issuer or any Restricted Subsidiary in (i) the Issuer or any Restricted Subsidiary or (ii) or for the purchase of any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into, or transfers or conveys substantially all of the assets to, or is liquidated into the Issuer or any Restricted Subsidiary;

(b)      loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $10.0 million at any one time outstanding;

(c)      Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(d)      cash and Cash Equivalents;

(e)      accounts and notes receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(f)       Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or any exchange of such investment with the issuer thereof or taken in settlement of or other resolution of claims or disputes;

(g)      (i) Investments received in connection with an Asset Sale that was made in compliance with Section 4.06 and (ii) Investments in securities or other assets not constituting Cash Equivalents received in connection with any other disposition of assets not constituting an Asset Sale; provided that in the case of this clause (ii), the total consideration received in connection with any such disposition of assets shall be at least equal to the Fair Market Value of the assets being disposed;

(h)      lease, utility and other similar deposits in the ordinary course of business;

(i)       stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(j)       other Investments made after the Issue Date in an aggregate amount not to exceed $30.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided that no Investment made in reliance on this clause (j) shall be made in any Person that is the direct or indirect holder of a majority of the outstanding Equity Interests of the Issuer;

(k)      Investments of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date;

(l)       the conversion or contribution of Indebtedness or other obligations from Restricted Subsidiaries, existing as of the Issue Date, to an Equity Interest in the obligor; and

(m)     Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of a Person merged into or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, or consolidation and were in existence on the date of such merger, acquisition, amalgamation or consolidation.

“Permitted Liens” means the following types of Liens:

(a)      Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(b)      Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof and rights to offset and set-off;

(c)      Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d)      Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(e)      judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(f)       easements, rights-of-way, zoning restrictions, title irregularities and other similar charges, restrictions or encumbrances in respect of real property which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(g)      Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(h)      Liens encumbering deposits made to secure obligations arising from contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(i)       lenders’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the lender or lenders with which such accounts are maintained, securing amounts owing to such lender with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(j)       leases or subleases, and licenses or sublicenses, granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(k)      Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(l)       Liens securing all of the 5.625% Notes and Liens securing any Note Guarantee;

(m)     Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(n)      Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date other than Indebtedness described under clause (p) below;

(o)      Liens in favor of the Issuer or a Guarantor;

(p)      Liens securing Indebtedness under the Credit Facilities incurred pursuant to Section 4.03(b)(i);

(q)      Liens securing Purchase Money Indebtedness incurred in compliance with and pursuant to Section 4.03(b)(vii); provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(r)       Liens securing Acquired Indebtedness permitted to be incurred under this Supplemental Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon and substitutions and replacements thereto) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(s)      Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(t)       Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(u)      Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in clauses (l), (n), (q), (r), (s) and (y); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (n), (q), (r) and (s), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(v)      Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(w)     Liens securing Indebtedness of up to $20.0 million outstanding at any time;

(x)       Liens arising in connection with the placement by the Issuer or any Restricted Subsidiary of a reasonable amount of cash (as determined in good faith by the Issuer’s Board of Directors) in escrow against any obligations permitted pursuant to Section 4.03(b)(xi) (other than with respect to obligations incurred or assumed in connection with the acquisition, disposition, issuance or redemption of Equity Interests of the Issuer); and

(y)      Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 4.03; provided that, with respect to Liens securing Obligations permitted under this clause (y), at the time of incurrence and after giving pro forma thereto, the Consolidated Secured Debt Ratio would be no greater than 3.5 to 1.0.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time such Permitted Lien is incurred or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this covenant and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Predecessor Note” of any particular 5.625% Note means every previous 5.625% Note evidencing all or a portion of the same debt as that evidenced by such particular 5.625% Note; and, for the purposes of this definition, any 5.625% Note authenticated and delivered under Section 2.07 in exchange for or in lieu of a mutilated, destroyed, lost or stolen 5.625% Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen 5.625% Note.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“Prospectus Supplement” means the prospectus supplement, dated as of April 9, 2015, relating to the offering of the 5.625% Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment purchased, constructed or improved at any time after the Issue Date and used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof and fees and other obligations incurred in connection therewith, as amended or otherwise restructured (other than pursuant to a refinancing); provided, however, that (a) the amount of such Indebtedness shall not exceed such purchase price or cost and (b) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (a) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (b) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer to Persons other than any Person who is, prior to such issuance and sale, an Affiliate of the Issuer.

“redeem” means to redeem, repurchase, purchase, defease (including a covenant defeasance), retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of Section 3.07.

“Redesignation” has the meaning given to such term in Section 4.08.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(a)       the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred or to be paid in connection with the incurrence of the Refinancing Indebtedness;

(b)      the obligor of Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(c)       if the Refinanced Indebtedness was subordinated in right of payment to the 5.625% Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the 5.625% Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(d)      the Refinancing Indebtedness has a final stated maturity either (i) no earlier than the Refinanced Indebtedness being repaid or amended or (ii) 91 days after the maturity date of the 5.625% Notes;

(e)      the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the 5.625% Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the 5.625% Notes; and

(f)       the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem or refinance the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to redeem or refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed or refinanced within one year of the incurrence of the Refinancing Indebtedness.

“Restricted Payment” means any of the following:

(a)       the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(b)      the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(c)      any Investment other than a Permitted Investment; or

(d)      any payment or redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary).

“Restricted Payments Basket” has the meaning given to such term Section 4.04(a)(iii).

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Secured Indebtedness” means any Indebtedness for borrowed money or in respect of Capitalized Lease Obligations of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the 5.625% Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1)     any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)     any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Consolidated Interest Coverage Ratio.

“Transactions” means (a) the issuance and sale of the 5.625% Notes, and (b) the payment of fees and expenses related to the foregoing.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, in the case of a satisfaction, discharge or defeasance, at least two (2) Business Days prior to the deposit of funds with the Trustee to pay and discharge the entire obligation under the 5.625% Notes) (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2018; provided, however, that if the period from the redemption date to April 15, 2018, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in this Supplemental Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” shall mean, when used with respect to the Trustee, any vice president, assistant vice president, any trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Supplemental Indenture.

“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.08 and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Section 1.02     Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)(iii)
“Authenticating Agent”	2.01
“Change of Control Offer”	4.11
“Change of Control Payment”	4.11
“Change of Control Payment Date”	4.11
“Covenant Defeasance”	8.03
“Designated Non-cash Consideration”	4.06(a)
“Designation”	4.08(a)
“Designation Amount”	4.08(a)
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Guaranteed Obligations”	10.01
“Issuer Order”	2.01
“Legal Defeasance”	8.02
“Net Proceeds Offer”	4.06(c)(i)
“Net Proceeds Excess”	4.06(c)
“Offered Price”	4.06(c)(ii)
“Pari Passu Indebtedness Price”	4.06(c)(2)
“Paying Agent”	2.03
“Payment Amount”	4.06(c)(i)
“Permitted Indebtedness”	4.03(b)
“Redemption Date”	5.7(a)
“Redesignation”	3.07(a)
“Registrar”	2.03
“Restricted Payments Basket”	4.04(a)(3)
“Successor”	5.01(a)(i)(B)

Section 1.03     Rules of Construction. Unless the context otherwise requires:

(1)     a term has the meaning assigned to it;

(2)     an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)     “or” is not exclusive;

(4)     “including” means including without limitation;

(5)     words in the singular include the plural and words in the plural include the singular;

(6)     “will” shall be interpreted to express a command;

(7)     whenever in this Supplemental Indenture there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any 5.625% Notes, such mention shall be deemed to include mention of the payment of Additional Interest, to the extent that, in such context, Additional Interest is, was or would be payable in respect thereof pursuant to the 5.625% Notes, provided, however, that the Trustee shall not be deemed to have knowledge of the requirement that Additional Interest is due unless the Trustee receives written notice from Issuer stating that such amounts are due and specifying the dollar amounts thereof;

(8)     the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(9)     the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(10)    all amounts expressed in this Supplemental Indenture or in any of the 5.625% Notes in terms of money refer to the lawful currency of the United States of America;

(11)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(12)    unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

ARTICLE 2

THE NOTES

With respect to the 5.625% Notes only, Article 2 of the Base Indenture is hereby replaced with the following:

Section 2.01     Form and Dating.

(a)     General. The 5.625% Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The 5.625% Notes may have notations, legends or endorsements required by law, stock exchange rule or usage or this Supplemental Indenture. Each 5.625% Note shall be dated the date of its authentication. The 5.625% Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the 5.625% Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Issuer, each Guarantor and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any 5.625% Note conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

(b)     Global Notes. 5.625% Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). 5.625% Notes issued in definitive form shall be substantially in the form of Exhibit A (without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such outstanding 5.625% Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding 5.625% Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding 5.625% Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding 5.625% Notes represented thereby shall be made by the Trustee or the custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c)     Form of Initial Notes, Etc. All Initial Notes issued on the Issue Date are to be initially represented by one or more Unrestricted Global Notes.

(d)     Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream (or, in each case, equivalent documents setting forth the procedures of Euroclear and Clearstream) shall be applicable to transfers of beneficial interests in Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

(e)     Execution and Authentication. One Officer shall sign the 5.625% Notes for the Issuer by manual or facsimile signature. If the Officer whose signature is on a 5.625% Note no longer holds that office at the time the Trustee authenticates the 5.625% Note, the 5.625% Note shall be valid nevertheless.

A 5.625% Note shall not be valid until an authorized officer of the Trustee manually authenticates the 5.625% Note. The signature of the Trustee on a 5.625% Note shall be conclusive evidence that such 5.625% Note has been duly and validly authenticated and issued under this Supplemental Indenture. A 5.625% Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Supplemental Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $500,000,000 in the form of an Unrestricted Global Notes pursuant to Section 2.01(c) and, (2) subject to the terms of this Supplemental Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”). Such Issuer Order shall specify whether the 5.625% Notes will be in the form of Definitive Notes or Global Notes, the amount of the 5.625% Notes to be authenticated, the date on which the original issue of 5.625% Notes is to be authenticated, the holder of the 5.625% Notes and whether the 5.625% Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the 5.625% Notes. Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate 5.625% Notes whenever the Trustee may do so. Each reference in this Supplemental Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuer or any Guarantor, pursuant to Article 4 or Section 10.02, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article 5 or Section 10.02, as applicable, any of the 5.625% Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other 5.625% Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the 5.625% Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery 5.625% Notes as specified in such order for the purpose of such exchange. If 5.625% Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any 5.625% Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all 5.625% Notes at the time outstanding for 5.625% Notes authenticated and delivered in such new name.

Section 2.02     [Reserved].

Section 2.03     Registrar and Paying Agent.

The Issuer shall maintain an office or agency, where 5.625% Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where 5.625% Notes may be presented for payment (“Paying Agent”). Until otherwise designated by the Issuer, the Issuer’s office or agency in New York shall be the office of the Trustee maintained for such purpose. The Registrar shall keep the Register of the 5.625% Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Registrar or Paying Agent may resign at any time upon not less than 10 Business Days’ prior written notice to the Issuer. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Supplemental Indenture, which shall incorporate any applicable terms of the TIA. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Supplemental Indenture. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer shall initially appoint the Trustee to act as the Registrar and Paying Agent and to act as custodian with respect to the Global Notes.

Section 2.04     Paying Agent to Hold Money in Trust. By no later than 10:00 a.m. (Eastern time) on the date on which any principal of, premium, if any, or interest on any 5.625% Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the 5.625% Notes (whether such assets have been distributed to it by the Issuer or other obligors on the 5.625% Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the 5.625% Notes) in the making of any payment in respect of the 5.625% Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the 5.625% Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.04, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the 5.625% Notes.

Section 2.05     Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish or cause the Registrar to furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.06     Transfer and Exchange.

(a)     Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Issuer for Definitive Notes if:

(i)     the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary;

(ii)     the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(iii)     there shall have occurred and be continuing a Default or Event of Default with respect to the 5.625% Notes.

Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every 5.625% Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another 5.625% Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b)     Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Supplemental Indenture and the Applicable Procedures. Beneficial interests in Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Prior to the expiration of the 40-day distribution compliance period set forth in Regulation S, beneficial interests in any Regulation S Global Notes may be held only through Euroclear or Clearstream unless transferred in accordance with Section 2.06(b)(iii)(A). Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)     Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)     All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)     a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)     instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(C)      a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(D)     instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (A) above.

(iii)     Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)     if the transferee will take delivery in the form of a beneficial interest in the Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)     if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)     Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(A)     such exchange or transfer is effected with the Issuer’s consent; or

(B)     such exchange or transfer is effected after the expiration of the 40-day distribution compliance period set forth in Regulation S and the Registrar receives the following:

(1)     if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)     if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.01, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)         Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)     Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)     if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof (provided that any such beneficial interest in Regulation S Global Note shall not be so exchangeable until after the expiration of the 40-day distribution compliance period set forth in Regulation S);

(B)     if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)     if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)     if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)     if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F)     if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)     if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)     Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)     such exchange or transfer is effected with the Issuer’s consent; or

(B)     such exchange or transfer is effected after the expiration of the 40-day distribution compliance period set forth in Regulation S and the Registrar receives the following:

(1)     if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)     if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)     Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such 5.625% Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d)        Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.

(i)     Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such 5.625% Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)     if the Holder of such Restricted Definitive Note proposes to exchange such 5.625% Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)     if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)     if such Restricted Definitive Note is being transferred to a Non- U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)     if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)     if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)     if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)     if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the Rule 144A Global Note or, in the case of clause (C) above, the Regulation S Global Note.

(ii)     Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such 5.625% Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)     such exchange or transfer is effected with the Issuer’s consent; or

(B)     such exchange or transfer is effected after the expiration of the 40-day distribution compliance period set forth in Regulation S and the Registrar receives the following:

(1)     if the Holder of such Definitive Notes proposes to exchange such 5.625% Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)     if the Holder of such Definitive Notes proposes to transfer such 5.625% Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)     Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such 5.625% Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.01, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)         Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)     Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)     if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)     if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)     if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)     Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)     such exchange or transfer is effected with the Issuer’s consent; or

(B)     such exchange or transfer is effected after the expiration of the 40-day distribution compliance period set forth in Regulation S and the Registrar receives the following:

(1)     if the Holder of such Restricted Definitive Notes proposes to exchange such 5.625% Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)     if the Holder of such Restricted Definitive Notes proposes to transfer such 5.625% Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)     Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such 5.625% Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)          Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Supplemental Indenture:

(i)     Private Placement Legend.

(A)     Except as permitted by subparagraph (B) below, each Restricted Global Note and each Definitive Note (and all 5.625% Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THE NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE NOTE EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE NOTES EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE NOTES EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) (A) TO A PERSON WHO IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), (II) TO THE ISSUER, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE NOTES EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE NOTE EVIDENCED HEREBY.

(B)     Notwithstanding the foregoing, any Initial Note and any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all 5.625% Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)     Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(iii)     Regulation S Legend. Each Regulation S Global Note should bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

(g)         Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)         General Provisions Relating to Transfers and Exchanges.

(i)     To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.

(ii)     No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10 and 9.05).

(iii)     The Registrar shall not be required to register the transfer of or to exchange any 5.625% Note selected for redemption in whole or in part, except the unredeemed portion of any 5.625% Note being redeemed in part.

(iv)     All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)     The Issuer shall not be required to register the transfer of or to exchange a 5.625% Note between a record date and the next succeeding interest payment date.

(vi)     Prior to due presentment for the registration of a transfer of any 5.625% Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any 5.625% Note is registered as the absolute owner of such 5.625% Note for the purpose of receiving payment of principal of and interest on such 5.625% Note and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)     The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.01.

(viii)     All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix)     Each Holder of a Security agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Security in violation of any provision of this Supplemental Indenture and/or applicable United States Federal or state securities law.

(x)     The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture or under applicable law with respect to any transfer of any interest in any 5.625% Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi)     Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(i)     Notwithstanding anything contained herein, any transfers, replacements or exchanges of 5.625% Notes, including as contemplated in this Article 2, shall not be deemed to be an incurrence of Indebtedness.

Section 2.07	Replacement Notes.

If any mutilated 5.625% Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any 5.625% Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement 5.625% Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a 5.625% Note is replaced. The Issuer may charge for its expenses in replacing a 5.625% Note.

Every replacement 5.625% Note is an additional legally binding obligation of the Issuer and shall be entitled to all of the benefits of this Supplemental Indenture equally and proportionately with all other 5.625% Notes duly issued hereunder.

Section 2.08	Outstanding Notes.

The 5.625% Notes outstanding at any time are all the 5.625% Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions of this Supplemental Indenture, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a 5.625% Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the 5.625% Note.

If a 5.625% Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced 5.625% Note is held by a bona fide purchaser.

If the principal amount of any 5.625% Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than an Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay 5.625% Notes payable on that date, then on and after that date such 5.625% Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of 5.625% Notes have concurred in any direction, waiver or consent, 5.625% Notes owned by an Issuer, or by any Person directly or indirectly controlled by or under direct or indirect common control with an Issuer or, if the TIA is applicable to this Supplemental Indenture, to the extent required by the TIA, any person controlling an Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only 5.625% Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.

Section 2.10	Temporary Notes.

Until certificates representing 5.625% Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary 5.625% Notes. Temporary 5.625% Notes shall be substantially in the form of certificated 5.625% Notes but may have variations that the Issuer considers appropriate for temporary 5.625% Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary 5.625% Notes.

Holders of temporary 5.625% Notes shall be entitled to all of the benefits of this Supplemental Indenture.

Section 2.11	Cancellation.

The Issuer at any time may deliver 5.625% Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any 5.625% Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all 5.625% Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such canceled 5.625% Notes in its customary manner. The Issuer may not issue new 5.625% Notes to replace 5.625% Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12	Defaulted Interest.

If the Issuer defaults in a payment of interest on the 5.625% Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, which interest on defaulted interest shall accrue until the defaulted interest is deemed paid hereunder, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the 5.625% Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each 5.625% Note and the date of the proposed payment. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail (or otherwise deliver in accordance with applicable Depositary procedures) to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13	CUSIP Numbers.

The Issuer in issuing the 5.625% Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the 5.625% Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the 5.625% Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” numbers of any 5.625% Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

With respect to the 5.625% Notes only, Article 3 of the Base Indenture is hereby replaced with the following:

Section 3.01     Notices to Trustee. If the Issuer elects to redeem 5.625% Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officers’ Certificate setting forth:

(a)         the clause of this Supplemental Indenture pursuant to which the redemption shall occur;

(b)         the Redemption Date;

(c)         the principal amount of 5.625% Notes to be redeemed;

(d)         the redemption price; and

(e)         the Applicable Premium, if any.

Any optional redemption referenced in such Officers’ Certificate may be cancelled by the Issuer at any time prior to notice of redemption being delivered to any Holder and thereafter shall be null and void.

Section 3.02     Selection of Notes to Be Redeemed or Purchased. If less than all of the 5.625% Notes are to be redeemed pursuant to Section 3.07 or purchased in a Net Proceeds Offer pursuant to Section 4.06, the Trustee shall select 5.625% Notes for redemption or purchase (a) if the 5.625% Notes are in global form, on a pro rata basis or by lot or such similar method in accordance with the procedures of DTC and (b) if the 5.625% Notes are in definitive form, on a pro rata basis except:

(i)     if the 5.625% Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the 5.625% Notes are listed; or

(ii)     if otherwise required by law.

Notwithstanding the foregoing, if a partial redemption is made pursuant to the provisions of Section 5.7(b), selection of 5.625% Notes or portions thereof for redemption shall be made by the Trustee only a pro rata basis or as nearly pro rata as is practicable (subject to the procedures of the DTC)), unless that method is otherwise prohibited.

No 5.625% Notes of $2,000 or less can be redeemed in part. In the event of partial redemption, the particular 5.625% Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding 5.625% Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the 5.625% Notes selected for redemption or purchase and, in the case of any 5.625% Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. 5.625% Notes and portions of 5.625% Notes selected shall be in amounts of $2,000 or whole multiples of $1,000; except that if all of the 5.625% Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of 5.625% Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Supplemental Indenture that apply to 5.625% Notes called for redemption or purchase also apply to portions of 5.625% Notes called for redemption or purchase.

Section 3.03     Notice of Redemption. At least 30 days but not more than 60 days before a Redemption Date, the Issuer shall deliver or cause to be delivered a notice of redemption to each Holder of 5.625% Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a satisfaction and discharge of this Supplemental Indenture pursuant to Article 8 or 12 hereof.

The notice shall identify the 5.625% Notes (including the CUSIP number) to be redeemed and shall state:

(i)     the Redemption Date;

(ii)     the redemption price and Applicable Premium, if any;

(iii)     if any 5.625% Note is to be redeemed in part only, the portion of the principal amount of such 5.625% Note to be redeemed and that, after the Redemption Date upon surrender of such 5.625% Note, a new 5.625% Note or 5.625% Notes in principal amount equal to the unredeemed portion shall be issued in the name of the Holder of the 5.625% Note upon cancellation of the original 5.625% Note;

(iv)     the name and address of the Paying Agent;

(v)     that 5.625% Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi)     that, unless the Issuer defaults in making such redemption payment and interest on 5.625% Notes called for redemption ceases to accrue on and after the Redemption Date;

(vii)     the paragraph of the 5.625% Notes and/or Section of this Supplemental Indenture pursuant to which the 5.625% Notes called for redemption are being redeemed;

(viii)     whether the redemption is subject to any conditions precedent; and

(ix)     that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the 5.625% Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 45 days prior to the Redemption Date (or such shorter period as the Trustee shall agree), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04     Effect of Notice of Redemption. Subject to Section 3.07(g), once notice of redemption is delivered in accordance with Section 3.03 hereof, 5.625% Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price.

Section 3.05     Deposit of Redemption or Purchase Price. Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on, all 5.625% Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all 5.625% Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date and interest shall cease to accrue on the 5.625% Notes or the portions of 5.625% Notes called for redemption or purchase. If a 5.625% Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such 5.625% Note was registered at the close of business on such record date. If any 5.625% Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the 5.625% Notes and in Section 3.01 hereof.

Section 3.06     Notes Redeemed or Purchased in Part. Upon surrender of a 5.625% Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an Issuer Order, the Trustee shall authenticate for the Holder at the expense of the Issuer a new 5.625% Note equal in principal amount to the unredeemed or unpurchased portion of the 5.625% Note surrendered; provided, that each such new 5.625% Note shall be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

Section 3.07     Optional Redemption.

(a)         At any time prior to April 15, 2018, the Issuer may redeem all or a part of the 5.625% Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of 5.625% Notes redeemed plus the Applicable Premium as calculated by the Issuer as of, and accrued and unpaid interest thereon, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of 5.625% Notes on the relevant record date to receive interest due on the relevant interest payment date.(b)      The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

(c)          At any time or from time to time prior to April 15, 2018, the Issuer, at its option, may redeem up to 40% of the aggregate principal amount of the 5.625% Notes issued under this Supplemental Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 105.625% of the principal amount of the 5.625% Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 60% of the aggregate principal amount of 5.625% Notes issued under this Supplemental Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 120 days of the date of the closing of any such Qualified Equity Offering. The Trustee shall select the 5.625% Notes to be purchased in the manner described under Section 3.01 through 3.06.

(d)          Except pursuant to clause (a) or (b) of this Section 3.07, the 5.625% Notes may not be redeemed prior to April 15, 2018.

(e)          At any time or from time to time on and after April 15, 2018 the Issuer may redeem the 5.625% Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of 5.625% Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the 5.625% Notes to be redeemed) set forth in the table below, together with accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the 5.625% Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated in the table below:

Period	Percentage
2018	104.219%
2019	102.813%
2020	101.406%
2021 and thereafter	100.000%

(f)          Unless the Issuer defaults in the payment of the redemption price, interest shall cease to accrue on the 5.625% Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)          Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to a Qualified Equity Offering, the consummation of such Qualified Equity Offering). In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed.

(h)          Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

At any time, the Issuer may acquire 5.625% Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of this Supplemental Indenture.

Section 3.08     Mandatory Redemption.  The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the 5.625% Notes.

Article 4

COVENANTS

With respect to the 5.625% Notes only, the following Sections 4.03 through 4.20 are hereby added to Article 4 of the Base Indenture:

Section 4.03     Limitation on Additional Indebtedness and Preferred Stock(a)     .

(a)          The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) and the Issuer will not permit any Restricted Subsidiary to issue any shares of Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) and any Guarantor may incur Indebtedness (including Acquired Indebtedness) and issue shares of Preferred Stock, if the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the relevant four-quarter period (the “Coverage Ratio Exception”).

(b)         Notwithstanding the above, each of the following, which shall be given independent effect in whole or in part, shall be permitted (the “Permitted Indebtedness”):

(i)     Indebtedness of the Issuer and any Restricted Subsidiary under one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed (a) $325 million (plus an amount equal to any accrued and unpaid interest, penalty or premium paid in connection with the refinancing or replacement of any Indebtedness incurred and outstanding pursuant to this clause (i)) plus (b) $50.0 million, to the extent there is no Indebtedness outstanding pursuant to clause (xiii);

(ii)     Indebtedness represented by the 5.625% Notes issued on the Issue Date and the Note Guarantees in respect thereof;

(iii)     Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date after giving effect to the intended use of proceeds of the 5.625% Notes (other than Indebtedness referred to in clauses (i), (ii), (v), (xii) or (xiii));

(iv)     Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness, or in the case of any revolving Indebtedness, the aggregate commitment under such revolving credit facility, to which such Hedging Obligations relate;

(v)     Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that (i) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5) and (ii) if such Indebtedness is owed by the Issuer or any Guarantor to a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the 5.625% Notes, in the case of the Issuer, or the Guarantees, in the case of a Guarantor;

(vi)     (i) Indebtedness in respect of bid, performance, completion, guarantee, surety and similar bonds and assurances issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, completion, guarantee or surety obligations (in each case other than for an obligation for money borrowed); and (ii) Indebtedness in respect of, or constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of (A) workers’ compensation claims or self-insurance, (B) other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance or (C) for regulatory or insurance purposes;

(vii)     Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, Refinancing Indebtedness thereof and any subsequent Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $20.0 million;

(viii)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of the Issuer or a Restricted Subsidiary, as the case may be, being notified of such overdraft;

(ix)     Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(x)     Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (ii) or (iii) above, this clause (x), or clause (xvii) below;

(xi)     indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or the acquisition, disposition, issuance or redemption of Equity Interests of the Issuer or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included (or that would be required to be included) on the face of the balance sheet of the Issuer or any Restricted Subsidiary at the time of closing of such acquisition, disposition, issuance or redemption shall not be permitted under this clause (xi) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (xi) shall at no time exceed the gross proceeds or value of the consideration actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(xii)     Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed the greater of (i) $50 million or (ii) 5% of Total Assets, at any time outstanding;

(xiii)     so long as there is no Indebtedness outstanding under clause (i)(b), Indebtedness of the Issuer’s Subsidiaries organized in the United Kingdom in an aggregate principal amount not to exceed £35 million outstanding at any one time pursuant to receivables facilities;

(xiv)     Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $30.0 million at any time outstanding;

(xv)     Bank Products Obligations incurred in the ordinary course of business;

(xvi)     the issuance by any Restricted Subsidiary of Preferred Stock to the Issuer or any other Restricted Subsidiary; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary, or (ii) any sale or other transfer or any such Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary, will be deemed, in each case to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (xvi); and

(xvii)     Acquired Indebtedness provided that after giving effect to the related acquisition or merger, either

(A)     the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception set forth in the first sentence of this covenant or

(B)     the Consolidated Interest Coverage Ratio is equal to or greater than immediately prior to such acquisition or merger.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Indebtedness in the form of additional Indebtedness or payment of dividends on Equity Interests in the form of additional shares of Equity Interests with the same terms will not be deemed to be an incurrence of Indebtedness or issuance of Equity Interests for purposes of this covenant.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xvii) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (i) above, and may later reclassify any item of Indebtedness described in clauses (i) through (xvii) above in any manner that complies with this covenant (provided that at the time of reclassification it meets the criteria under which it is then to be classified). In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness. Further, for purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Issuer or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the 5.625% Notes or the Note Guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Issuer or such Guarantor, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 4.04     Limitation on Restricted Payments.

(a)          The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(i)     a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(ii)     the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(iii)     the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (ii), (iii), (iv), (v), (vi) or (vii) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(A)     50% of Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 2011 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal consolidated financial statements prepared in accordance with GAAP are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(B)     100% of the aggregate net cash proceeds received by the Issuer either (x) as contributions to the common equity of the Issuer after July 1, 2011 or (y) from the issuance and sale of Qualified Equity Interests after July 1, 2011, other than (A) any such proceeds which are used to redeem 5.625% Notes in accordance with Section 5.07(b) or (B) any such proceeds or assets received from a Subsidiary, plus

(C)     the aggregate amount by which Indebtedness incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange into Qualified Equity Interests of the Issuer (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary to a Person other than the Issuer or a Restricted Subsidiary upon such conversion or exchange), plus

(D)     in the case of the disposition or repayment of or liquidated return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (x) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(E)     upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments prior to such Redesignation had reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

(b)          The foregoing provisions, which shall be given independent effect in whole or in part, will not prohibit (each, a “Permitted Payment” and collectively, “Permitted Payments”):

(i)     the payment by the Issuer or any Restricted Subsidiary of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration or notice thereof, if on the date of declaration or notice the payment or redemption would have complied with the provisions of this Supplemental Indenture;

(ii)     the redemption or repurchase of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of issuance and sale of, Qualified Equity Interests occurring within 60 days prior to such redemption or repurchase, or the making of other Restricted Payments out of the proceeds of the issuance and sale of Qualified Equity Interests of the Issuer or any Restricted Subsidiary occurring within 60 days prior to such Restricted Payment;

(iii)     the redemption or repurchase of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the issuance and sale of, Qualified Equity Interests occurring within 60 days prior to such redemption or repurchase, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 3.2 and the other terms of this Supplemental Indenture or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with Section 3.10 and 3.05 and purchased all 5.625% Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

(iv)     repurchases by the Issuer and any Restricted Subsidiary of (x) Equity Interests deemed to occur upon the exercise of stock options, warrants and other similar rights to acquire Equity Interests if the Equity Interests represent a portion of the exercise price thereof or (y) Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee in connection with such grant or award;

(v)     the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer issued to and held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any fiscal year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years but in no event shall the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests exceed $10.0 million in any fiscal year);

(vi)     Restricted Payments in an aggregate amount outstanding at the time made pursuant to this clause (vi) not to exceed $30.0 million; and

(vii)     the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Issuer issued in accordance with Section 3.02 to the extent such dividends are included in the definition of “Consolidated Interest Expense”.

provided that (a) in the case of any Restricted Payment pursuant to clause (iii), (v), (vi), or (vii) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clauses (ii) or (iii)(a) above shall increase the Restricted Payments Basket.

For purposes of determining compliance with this Section 4.04 covenant, in the event that a Restricted Payment meets the criteria of more than one of the Permitted Payments described in clauses (i) through (vii) above, or is permitted pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Section 4.05     Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)          pay dividends or make any other distributions on or in respect of its Equity Interests;

(b)          make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c)          transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(i)     encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(ii)     encumbrances or restrictions existing under this Supplemental Indenture, the 5.625% Notes, the Note Guarantees and the Credit Agreement;

(iii)     non-assignment or subletting provisions of any contract or any lease entered into in the ordinary course of business;

(iv)     encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Facilities) as in effect on that date;

(v)     restrictions relating to any Lien permitted under this Supplemental Indenture imposed by the holder of such Lien;

(vi)     restrictions imposed under any agreement to sell assets (including capital stock) permitted under this Supplemental Indenture to any Person pending the closing of such sale;

(vii)     restrictions imposed under any instrument governing Acquired Indebtedness or Equity Interests of Restricted Subsidiary as in effect at the time of its acquisition by the Issuer or other Restricted Subsidiary so long as such Equity Interest was not issued or incurred in contemplation of or in connection with such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(viii)     any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not, in the good faith judgment of the Issuer’s Board of Directors, materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(ix)       customary provisions in partnership agreements, shareholder agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(x)       Purchase Money Indebtedness incurred in compliance with Section 4.03 that impose restrictions of the nature described in clause (c) above on the assets acquired;

(xi)      restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(xii)     encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under this Supplemental Indenture; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the 5.625% Notes when due;

(xiii)       any encumbrance or restriction pursuant to Hedging Obligations; and

(xiv)       any encumbrances or restrictions imposed by any amendments, restatements, renewals, replacements, refundings or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above or any amendments, restatements, renewals, replacements, refundings or refinancings thereof; provided that such amendments, restatements, renewals, replacements, refundings or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment, restatement, renewal, replacement, refunding or refinancing.

Section 4.06        Limitations on Asset Sales.

(a)     The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale, unless:

(i)         the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale after giving effect to any indemnification, adjustment of purchase price, earn-out or similar adjustment; and

(ii)        at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents.

For purposes of this clause (ii), the following shall be deemed to be cash:

(A)     the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness), accounts payable and accrued expenses of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale pursuant to a customary written novation or assumption agreement that releases the Issuer or such Restricted Subsidiary from further liability;

(B)     the amount of any obligations received from such transferee that are due and payable or reasonably expected to be converted by the Issuer or such Restricted Subsidiary to cash or Cash Equivalents within 180 days following the closing of such Asset Sale;

(C)     any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (i) $20.0 million and (ii) 2% of Total Assets at the time of the receipt of such Designated Non- cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose; and

(D)     the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

As used in clause (C) above, the term “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the Issuer’s Chief Financial Officer and another Officer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

(b)          If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(i)     satisfy all mandatory repayment obligations under the Credit Agreement arising by reason of such Asset Sale;

(ii)     repay any Indebtedness which was secured by the assets sold in such Asset Sale;

(iii)     (A) invest all or any part of the Net Available Proceeds thereof in assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B);

(iv)     make a Net Proceeds Offer (and redeem Pari Passu Indebtedness) in accordance with the procedures described below in clause (c) below; and/or

(v)     in the case where the assets that were the subject of such Asset Sale are the assets of a Foreign Subsidiary, to repay Indebtedness of any Foreign Subsidiary.

The amount of Net Available Proceeds not applied or invested as provided in this Section 4.06(b) shall constitute “Excess Proceeds.”

(c)     When the aggregate amount of Excess Proceeds equals or exceeds $25.0 million, the Issuer shall be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of 5.625% Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(i)     the Issuer shall (i) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in this Supplemental Indenture, and (ii) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the 5.625% Notes and such other Indebtedness required to be redeemed, the maximum principal amount of 5.625% Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(ii)     the offer price for the 5.625% Notes shall be payable in cash in an amount equal to 100% of the principal amount of the 5.625% Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Supplemental Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(iii)     if the aggregate Offered Price of 5.625% Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the 5.625% Notes, 5.625% Notes to be purchased shall be selected on a pro rata basis; and

(iv)     upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of 5.625% Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Excess”), the Issuer may use the Net Proceeds Excess, or a portion thereof, for general corporate purposes, subject to the provisions of this Supplemental Indenture.

(d)     The Issuer shall comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of 5.625% Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.06, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.06 by virtue of this compliance.

Section 4.07     Limitations on Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness or trade payables, unless contemporaneously therewith:

(a)          in the case of any Lien securing an obligation that ranks pari passu with the 5.625% Notes or a Note Guarantee, effective provision is made to secure the 5.625% Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(b)          in the case of any Lien securing an obligation that is subordinated in right of payment to the 5.625% Notes or a Note Guarantee, effective provision is made to secure the 5.625% Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Section 4.08     Limitations on Designation of Unrestricted Subsidiaries.

(a)     The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under this Supplemental Indenture (a “Designation”) only if:

(i)     no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(ii)     the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant Section 4.04 above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

(b)     No Subsidiary shall be Designated as an Unrestricted Subsidiary unless such Subsidiary:

(i)     has no Indebtedness other than Non-Recourse Debt;

(ii)     is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(iii)     is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(iv)     has not guaranteed any Indebtedness of the Issuer or any Restricted Subsidiary, except for (a) any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary or (b) a Note Guarantee that shall be released pursuant to this Supplemental Indenture upon such Designation.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Supplemental Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 4.03 or the Lien is not permitted under Section 4.07, the Issuer shall be in default of the applicable covenant.

(c)     The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(i)        no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(ii)        all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Supplemental Indenture.

(d)     All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

Section 4.09       Limitations on Transactions with Affiliates.

(a)     The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $1.0 million (an “Affiliate Transaction”), unless:

(i)        such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(ii)        the Issuer delivers to the Trustee:

(A)     with respect to any Affiliate Transaction involving aggregate value in excess of $10.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Affiliate Transaction; and

(B)     with respect to any Affiliate Transaction involving aggregate value of $20.0 million or more, the certificates described in the preceding clause (a)(ii)(A) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

(b)     The foregoing restrictions shall not apply to:

(i)     transactions between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(ii)     director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and reimbursement or advancement of out-of- pocket expenses, and director’s and officer’s liability insurance) and indemnification arrangements, in the case of any of the above payable to or entered into with directors or executive officers, approved by a majority of the Independent Directors;

(iii)     the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(iv)     Restricted Payments which are made in accordance with Section 4.04 and any Permitted Investment;

(v)     (x) any agreement in effect on the Issue Date and disclosed (including by incorporation by reference) in the Prospectus Supplement, as in effect on the Issue Date or as thereafter amended or replaced in any manner, which amendment or replacement, taken as a whole, is not more disadvantageous to the Holders or the Issuer in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

(vi)     any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity; and

(vii)     (A) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (B) the issuance or sale of any Qualified Equity Interests.

Section 4.10     [Reserved].

Section 4.11     Change of Control. (a) Upon the occurrence of any Change of Control, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all of the outstanding 5.625% Notes as set forth under Section 3.03, the Issuer shall make an offer to purchase all of the 5.625% Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash, (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of the 5.625% Notes to be purchased, plus accrued and unpaid interest thereon, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.. Within 30 days following any Change of Control, the Issuer will mail, or cause to be mailed, by first class mail, to the Holders with a copy to the Trustee, to each Holder of 5.625% Notes to the address of such Holder appearing in the Notes Register or otherwise in accordance with the procedures of DTC, a notice with the following information:

(i)     a description of the transaction or transactions that constitute the Change of Control;

(ii)     a Change of Control Offer is being made pursuant to this Section 4.11, and that all 5.625% Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment;

(iii)     the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iv)     any 5.625% Note not properly tendered shall remain outstanding and continue to accrue interest;

(v)     unless the Issuer defaults in the payment of the Change of Control Payment, all 5.625% Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(vi)     Holders electing to have any 5.625% Notes purchased pursuant to a Change of Control Offer shall be required to surrender the 5.625% Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the 5.625% Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii)     Holders shall be entitled to withdraw their tendered 5.625% Notes and their election to require the Issuer to purchase such 5.625% Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the Change of Control offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the 5.625% Notes, the principal amount of 5.625% Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered 5.625% Notes and his election to have such 5.625% Notes purchased;

(viii)     if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(ix)     that Holders whose 5.625% Notes are being purchased only in part shall be issued new 5.625% Notes equal in principal amount to the unpurchased portion of the 5.625% Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

The Paying Agent shall promptly deliver to each Holder of the 5.625% Notes tendered the Change of Control Payment for such 5.625% Notes, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new 5.625% Note equal in principal amount to any unpurchased portion of the 5.625% Notes surrendered, if any; provided that each such new 5.625% Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, shall be paid on the relevant interest payment date to the Person in whose name a 5.625% Note is registered at the close of business on such record date.

(b)         On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(i)     accept for payment all 5.625% Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(ii)     deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all 5.625% Notes or portions thereof so tendered, and

(iii)     deliver, or cause to be delivered, to the Trustee for cancellation the 5.625% Notes so accepted together with an Officers’ Certificate stating that such 5.625% Notes or portions thereof have been tendered to and purchased by the Issuer.

(c)         The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

(d)     The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control shall be applicable regardless of whether any other provisions of this Supplemental Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, this Supplemental Indenture does not contain provisions that permit the Holders of the 5.625% Notes to require that the Issuer purchase or redeem the 5.625% Notes in the event of a takeover, recapitalization or similar transaction. The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Issuer and purchases all 5.625% Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)     Notwithstanding anything to the contrary in this Section 4.11, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(f)     The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all 5.625% Notes properly tendered and not withdrawn under the Change of Control Offer.

(g)     In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding 5.625% Notes accept a Change of Control Offer and the Issuer purchases all of the 5.625% Notes held by such holders, the Issuer will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the 5.625% Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Price plus, to the extent not included in the Change of Control Price, accrued and unpaid interest on the notes that remain outstanding, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(h)     While the 5.625% Notes are in global form and the Issuer makes an offer to purchase all of the 5.625% Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the 5.625% Notes through the facilities of DTC, subject to its rules and regulations.

(i)     The Issuer shall comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of 5.625% Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Supplemental Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Supplemental Indenture by virtue thereof.

Section 4.12     Reports and Other Information.

(a)         Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer shall deliver to the Trustee and the registered Holders, without cost to any Holder, from and after the Issue Date, within the time periods specified in the SEC’s rules and regulations as if the Issuer had a class of securities registered pursuant to Section 13 or 15(d) of the Exchange Act::

(i)     all quarterly and annual financial reports on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(ii)     all current reports required to be filed with the Commission on Form 8-K.

To the extent any such reports are filed on the SEC’s EDGAR system and are publicly available, such reports shall be deemed to be delivered to the Holders of the 5.625% Notes.

in each case in a manner that complies in all material respects with the requirements specified in such form.

(b)         If the Issuer is no longer required to file reports with the SEC, all such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate. All such current reports shall be furnished within the time periods specified in the SEC’s rules and regulations for reporting companies under the Exchange Act.

(c)         If the Issuer has Designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by clause (1) of the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of the Issuer.

(d)         The Issuer and the Guarantors shall make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the 5.625% Notes are not freely transferable under the Securities Act.

Section 4.13     Future Guarantors. (a) If, after the Issue Date, (1) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than a Foreign Subsidiary or a Subsidiary that has been designated an Unrestricted Subsidiary), (2) desires to cause a Foreign Subsidiary to be a Guarantor or (3) upon any Unrestricted Subsidiary being Redesignated a Restricted Subsidiary (other than a Foreign Subsidiary), then, in each such case, the Issuer shall cause such Restricted Subsidiary to simultaneously (or in the case of clause (1) immediately above within 30 days):

(i)     execute and deliver to the Trustee (A) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the 5.625% Notes and this Supplemental Indenture and (B) a notation of guarantee in respect of its Note Guarantee; and

(ii)     deliver to the Trustee one or more opinions of counsel that such supplemental indenture (A) has been duly authorized, executed and delivered by such Restricted Subsidiary and (B) constitutes a valid and binding obligation of such Restricted Subsidiary in accordance with its terms.

(b)         Each Guarantee shall be released in accordance with Article 10.

Section 4.14     Corporate Existence. Except as otherwise provided in this Article 4, Article 5 and Section 10.02(b), the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Issuer determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and shall not be, disadvantageous in any material respect to the Holders.

Section 4.15     Payment of Taxes. The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Issuer or any Subsidiary; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuer), are being maintained in accordance with GAAP or where the failure to effect such payment shall not be disadvantageous to the Holders.

Section 4.16     Payments for Consent. The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of 5.625% Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Supplemental Indenture, the 5.625% Notes or the Guarantees unless such consideration is offered to be paid and is paid to all holders of the 5.625% Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17     Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each Fiscal Year of the Issuer an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during the previous Fiscal Year; provided that no such Officers’ Certificate shall be required for any Fiscal Year ended prior to the Issue Date. If they do have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto. The Issuer also shall comply with TIA § 314(a)(4). The Trustee shall have no duty to monitor, inquire as to or ascertain compliance with the Issuer’s covenants under this Supplemental Indenture other than with respect to its obligations to make payments of principal and interest due on any 5.625% Notes.

Section 4.18     Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Supplemental Indenture.

Section 4.19     Conduct of Business. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any businesses other than the Permitted Business or any business that is similar, reasonably related, incidental or ancillary thereto or any reasonable extension thereof.

Section 4.20     Statement by Officers as to Default. The Issuer shall deliver to the Trustee, as soon as possible and in any event within 10 days after the Issuer becomes aware of the occurrence of any Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto.

ARTICLE 5

SUCCESSORS

With respect to the 5.625% Notes only, Article 5 of the Base Indenture is hereby replaced with the following:

Section 5.01     Merger, Consolidation or Sale of All or Substantially All Assets(a)     .

(a)          The Issuer shall not, directly or indirectly, in a single transaction or a series of related transactions, (1) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (2) adopt a Plan of Liquidation unless, in either case:

(i)      either:

(A)     the Issuer shall be the surviving or continuing Person; or

(B)     the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the 5.625% Notes and this Supplemental Indenture;

(ii)      immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (i)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(iii)      immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (i)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, either (a) could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (b) would have a Consolidated Interest Coverage Ratio equal to or greater than the Issuer’s Consolidated Interest Coverage Ratio immediately prior to such transaction.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b)          Notwithstanding the preceding clauses (a)(ii) and (a)(iii) (which do not apply to transactions referred to in this clause (b)), (i) any Restricted Subsidiary of the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer, and (ii) the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer.

(c)          Except as provided in Section 10.01, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(i)      either:

(A)     such Guarantor shall be the surviving or continuing Person; or

(B)     either (i) the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor and this Supplemental Indenture or (ii) the transaction constitutes a sale or other disposition of capital stock of a Guarantor (to an entity that is not the Issuer or a Restricted Subsidiary) in accordance with the terms of this Supplemental Indenture; and

(ii)     immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(d)          Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the 5.625% Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under this Supplemental Indenture, the 5.625% Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, shall be released from the obligation to pay the principal of and interest on the 5.625% Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the 5.625% Notes, this Supplemental Indenture and its Note Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.

ARTICLE 6

DEFAULTS AND REMEDIES

With respect to the 5.625% Notes only, Sections 6.01, 6.02, 6.03 and 6.08 of the Base Indenture are replaced with the following:

Section 6.01     Events of Default. Each of the following is an “Event of Default”:

(a)          failure by the Issuer to pay interest on any of the 5.625% Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(b)          failure by the Issuer to pay the principal on any of the 5.625% Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(c)          failure by the Issuer to comply with any of its agreements or covenants described above under Section 5.01, or in respect of its obligations to make a Change of Control Offer pursuant to Section 4.11;

(d)          failure by the Issuer to comply with any other agreement or covenant in this Supplemental Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the 5.625% Notes then outstanding;

(e)          default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(i)     is caused by a failure to pay at final maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof,

(ii)     results in the acceleration of such Indebtedness prior to its express final maturity, or

(iii)     results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (v)(A), (B) or (C) has occurred and is continuing, aggregates $30.0 million or more;

(f)           one or more judgments or orders that exceed $30.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, discharged, bonded (by providing insurance, letters of credit or other financial assurance), stayed or stayed pending appeal, annulled or rescinded within 60 days of being entered;

(g)          the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)     commences a voluntary case,

(ii)     consents to the entry of an order for relief against it in an involuntary case,

(iii)     consents to the appointment of a Custodian of it or for all or substantially all of its assets, or makes a general assignment for the benefit of its creditors;

(h)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)     is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(ii)     appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(iii)     orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(i)           any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Supplemental Indenture) or is declared null and void and unenforceable or found to be invalid or any Significant Subsidiary denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Supplemental Indenture and the Note Guarantee).

Section 6.02     Acceleration.

If an Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01 with respect to the Issuer), shall have occurred and be continuing under this Supplemental Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the 5.625% Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the 5.625% Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding 5.625% Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding 5.625% Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in this Supplemental Indenture. If an Event of Default specified in clause (g) or (h) of Section 6.01 with respect to the Issuer occurs, all outstanding 5.625% Notes shall become due and payable without any further action or notice.

Section 6.03     Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Supplemental Indenture or for any remedy hereunder, unless the Trustee:

(a)          has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of 5.625% Notes outstanding;

(b)          has been offered indemnity satisfactory to it in its reasonable judgment; and

(c)          has not received from the Holders of a majority in aggregate principal amount of the outstanding 5.625% Notes a direction inconsistent with such request;

The limitations in clauses (a) through (c) do not apply to a suit instituted by a Holder of any 5.625% Note for enforcement of payment of the principal of or interest on such 5.625% Note on or after the due date therefor (after giving effect to the grace period specified in Section 6.01(a)).

Section 6.08     Collection Suit by Trustee

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing with respect to any series of 5.625% Notes, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

With respect to the 5.625% Notes only, Article 8 of the Base Indenture is replaced with the following:

Section 8.01     Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding 5.625% Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02     Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding 5.625% Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the 5.625% Notes and the Note Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Supplemental Indenture referred to in clauses (i) and (ii) below, and to have satisfied all of their other obligations under such 5.625% Notes, the Guarantees and this Supplemental Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)     rights of Holders to receive payments in respect of the principal of and interest on the 5.625% Notes when such payments are due solely from the trust funds referred to in Section 8.04 hereof;

(ii)     the Issuer’s obligations with respect to the 5.625% Notes under Article 2 concerning issuing temporary 5.625% Notes, registration of such 5.625% Notes, mutilated, destroyed, lost or stolen 5.625% Notes and Section 4.02 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(iii)     the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s or Guarantors’ obligations in connection therewith; and

(iv)     this Article 8 with respect to provisions relating to Legal Defeasance.

Section 8.03     Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.12, 4.13, 4.16, 4.19, and 5.01 hereof with respect to the outstanding 5.625% Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the 5.625% Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding 5.625% Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Supplemental Indenture and such 5.625% Notes and Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, 6.01(c), 6.01(d), 6.01(e), 6.01(f) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.01(g) (with respect only to a Guarantor that is a Significant Subsidiaries or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.01(h) and 6.01(i) hereof shall not constitute Events of Default.

Section 8.04     Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a)          the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and premium, if any, and interest due on the 5.625% Notes issued under this Supplemental Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal of or premium, if any, or interest on such 5.625% Notes, and the Issuer must specify whether such 5.625% Notes are being defeased to maturity or to a particular redemption date;

(b)          in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions;

(i)     the Issuer has received from, or there has been published by, the United States Internal Revenue Service, a ruling; or

(ii)     since the issuance of such 5.625% Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)          in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)          no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to (x) such deposit, (y) similar contemporaneous deposits to redeem or defease other Indebtedness and (z) costs related thereto);

(e)          such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute (i) a Default under this Supplemental Indenture or (ii) a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to (x) such deposit, (y) similar contemporaneous deposits to redeem or defease other Indebtedness and (z) costs related thereto);

(f)           the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors of the Issuer or any Guarantor or others; and

(g)          the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (a) through (f) and, in the case of the opinion of counsel, clauses (b) and/or (c) and (e)(i) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the 5.625% Notes when due, then the Issuer’s obligations and the obligations of Guarantors under this Supplemental Indenture will be revived and no such defeasance will be deemed to have occurred.

Section 8.05     Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding 5.625% Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such 5.625% Notes and this Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such 5.625% Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding 5.625% Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06     Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any 5.625% Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request unless an abandoned property law designates another Person or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such 5.625% Note shall thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 8.07     Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Supplemental Indenture and the 5.625% Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on, any 5.625% Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such 5.625% Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

With respect to the 5.625% Notes only, Section 9.01 of the Base Indenture is hereby replaced with the following:

Section 9.01     Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Supplemental Indenture, the Issuer and the Trustee may amend this Supplemental Indenture, the Note Guarantees or the 5.625% Notes without the consent of any Holder:

(1)     to cure any ambiguity, defect, omission, mistake or inconsistency;

(2)     to provide for uncertificated 5.625% Notes in addition to or in place of certificated 5.625% Notes;

(3)     to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with Section 5.01.

(4)     to release any Guarantor from any of its obligations under its Note Guarantee or this Supplemental Indenture (to the extent permitted by this Supplemental Indenture);

(5)     to make any change that would provide any additional rights or benefits to the Holders of the 5.625% Notes, to surrender any right or power conferred by this Supplemental Indenture upon the Issuer or the Restricted Subsidiaries, or to make any change that does not materially adversely affect the rights under this Supplemental Indenture of any Holder or, in the case of this Supplemental Indenture, to maintain the qualification of this Supplemental Indenture under, and otherwise comply with, the Trust Indenture Act;

(6)     to make or change any provisions with respect to matters or questions arising under this Supplemental Indenture; provided that such actions pursuant to this clause (6) shall not adversely affect the interest of the Holders in any material respect, as determined in good faith by the Issuer’s Board of Directors and evidenced by resolutions of the Board of Directors of the Issuer;

(7)     to make any amendment to the provisions of this Supplemental Indenture relating to the transfer and legending of the 5.625% Notes permitted by this Supplemental Indenture, including to facilitate the issuance and administration of 5.625% Notes, provided that (i) compliance with this Supplemental Indenture as so amended would not result in 5.625% Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer 5.625% Notes;

(8)     to provide for or confirm the issuance of Additional Notes in accordance with this Supplemental Indenture;

(9)     to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the 5.625% Notes; or

(10)     to conform the text of this Supplemental Indenture or the 5.625% Notes to any provision under the heading “Description of the Notes” in the Prospectus Supplement to the extent such provision in this “Description of the Notes” was intended to be a provision of this Supplemental Indenture or the 5.625% Notes.

With respect to the 5.625% Notes only, Section 9.02 of the Base Indenture is hereby replaced with the following:

Section 9.02     With Consent of Holders. Except as provided below in this Section 9.02, the Issuer, the Guarantors, and the Trustee may amend or supplement this Supplemental Indenture, the Note Guarantees and the 5.625% Notes issued hereunder with the consent of the Holders of at least a majority in aggregate principal amount of the 5.625% Notes then outstanding and issued under this Supplemental Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 5.625% Notes, and, subject to Section 6.04 and 6.07 of the Base Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the 5.625% Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Supplemental Indenture, the 5.625% Notes, and the Note Guarantees issued hereunder may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding 5.625% Notes issued under this Supplemental Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for 5.625% Notes). Section 2.11 hereof and Section 12.6 hereof shall determine which 5.625% Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence of the consent of the Holders of 5.625% Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 12.4 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Supplemental Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

Without the consent of each Holder of 5.625% Notes affected, no amendment or waiver may:

(a)      reduce, or change the maturity of, the principal of any 5.625% Note;

(b)      reduce the rate of or extend the time for payment of interest on any 5.625% Note;

(c)      reduce any premium payable upon redemption of the 5.625% Notes or change the date upon which the 5.625% Notes are subject to redemption (other than provisions relating to Sections 4.11 and 4.06 except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the 5.625% Notes affected);

(d)      make any 5.625% Note payable in money or currency other than that stated in the 5.625% Notes;

(e)      modify or change any provision of this Supplemental Indenture or the related definitions to affect the ranking of the 5.625% Notes or any Note Guarantee in any manner that adversely affects the Holders;

(f)       reduce the percentage of Holders necessary to consent to an amendment or waiver to this Supplemental Indenture or the 5.625% Notes;

(g)      waive a default in payment of principal or premium or interest on any 5.625% Notes (except a rescission of acceleration of the 5.625% Notes by the Holders thereof as provided in this Supplemental Indenture and a waiver of the payment default that resulted in such acceleration);

(h)      impair the rights of Holders to receive payments of principal of or interest on the 5.625% Notes on or after the due date therefore or to institute suit for the enforcement of any payment on the 5.625% Notes;

(i)       release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Supplemental Indenture, except as permitted by this Supplemental Indenture; or

(j)       make any in change in Section 9.01 or this Section 9.02;

It shall not be necessary for the consent of the Holders under this Supplemental Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Supplemental Indenture by any Holder of the 5.625% Notes given in connection with a tender or exchange of such Holder’s 5.625% Notes shall not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.02 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

ARTICLE 10

GUARANTEE

With respect to the 5.625% Notes only, Article 10 of the Base Indenture is hereby replaced with the following:

Section 10.01     Guarantee. Subject to the provisions of this Article 10, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the 5.625% Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the 5.625% Notes and all other obligations and liabilities of the Issuer under this Supplemental Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.07) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

To evidence its Guarantee set forth in this Section 10.01, each Guarantor agrees that a notation of such Guarantee substantially in the form attached hereto as Exhibit C shall be endorsed on each 5.625% Note authenticated and delivered by the Trustee.  Such notation of Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member, director or member, as applicable) on behalf of such Guarantor by manual or facsimile signature.  In case the Officer, board member or director or member of such Guarantor who shall have signed such notation of Guarantee shall cease to be such Officer, board member, director or member before the 5.625% Note on which such Guarantee is endorsed shall have been authenticated and delivered by the Trustee, such 5.625% Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Guarantee had not ceased to be such officer, board member, director or member.

Each Guarantor hereby agrees that its Guarantee set forth in this Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the 5.625% Notes.

If an Officer whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the 5.625% Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the 5.625% Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Supplemental Indenture, the 5.625% Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Supplemental Indenture, the 5.625% Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.02, Article 8 or Article 12. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest or Additional Interest, if any, on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest (including Additional Interest) on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Supplemental Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section.

Section 10.02     Limitation on Liability; Termination, Release and Discharge.

(a)          Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Supplemental Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)          Notwithstanding Section 4.09 and the other provisions of this Supplemental Indenture, any Guarantee by a Restricted Subsidiary of the 5.625% Notes shall be automatically and unconditionally released and discharged upon:

(i)     in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by the Issuer and the Restricted Subsidiaries (to an entity that is not the Issuer or a Restricted Subsidiary) in each case in accordance with the provisions of this Supplemental Indenture; or

(ii)     if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Supplemental Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively;

(iii)     upon satisfaction and discharge of this Supplemental Indenture or payment in full of the principal of, premium, if any, accrued and unpaid interest on the 5.625% Notes and all other Obligations that are then due and payable; or

(iv)     upon the release or discharge by such Guarantor of its guarantee of any Credit Facility (which release or discharge, in each case, may be conditioned upon the concurrent release of the guarantee hereunder), except a discharge or release by or as a result of payment under such guarantee of any Credit Facility (it being understood that a release subject to a contingent reinstatement is still a release, and if any such guarantee of any Credit Facility is so reinstated such Guarantor’s guarantee of the 5.625% Notes shall also be reinstated).

Section 10.03     Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.03 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.04     No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

Section 10.05     Future Subsidiaries. Each future direct or indirect Subsidiary (other than any Foreign Subsidiary) of the Issuer that guarantees Indebtedness under any Credit Facility shall provide a Note Guarantee.

ARTICLE 11

MISCELLANEOUS

With respect to the 5.625% Notes only, Section 11.13 of the Base Indenture is hereby replaced with the following:

Section 11.13     Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Supplemental Indenture and the Base Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture or the Base Indenture and shall in no way modify or restrict any of the terms or provisions. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Articles, Sections or clauses refer to Articles, Sections and clauses contained in this Supplemental Indenture, unless such Article, Section or clause is incorporated herein by reference to the Base Indenture or no such Article, Section or clause appears in this Supplemental Indenture, in which case such references refer to the applicable section of the Base Indenture.

With respect to the 5.625% Notes only, the following Section 11.17 is hereby added to Article 11 of the Base Indenture:

Section 11.17     Supplemental Indenture Controls.

In case any provision of this Supplemental Indenture conflicts with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, solely with respect to the 5.625% Notes (and the and any Note Guarantees endorsed thereon).

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01     Satisfaction and Discharge of Supplemental Indenture. This Supplemental Indenture shall be discharged and shall cease to be of further effect (except as to rights of transfer or exchange of 5.625% Notes which shall survive until all 5.625% Notes have been canceled) as to all outstanding 5.625% Notes, when:

(a)      either:

(i)     all the 5.625% Notes that have been authenticated and delivered (except lost, stolen or destroyed 5.625% Notes that have been replaced or paid and 5.625% Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation; or

(ii)     (a) all such 5.625% Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable by reason of the making of a notice of redemption or otherwise (2) shall become due and payable or may be called for redemption within one year or (3) have been called for redemption pursuant to Section 3.07 and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on such 5.625% Notes not theretofore delivered to the Trustee for cancellation;

(b)      the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer under this Supplemental Indenture; and

(c)      the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such 5.625% Notes issued hereunder at maturity or the date of redemption, as the case may be.

In addition, the Issuer shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

Notwithstanding the satisfaction and discharge of this Supplemental Indenture, if money has been deposited with the Trustee pursuant to clause (a)(ii) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof shall survive.

Section 12.02     Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the 5.625% Notes and this Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Supplemental Indenture and the 5.625% Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium or interest on, any 5.625% Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such 5.625% Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date and year first written above.

EXAMWORKS GROUP, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Executive Vice President, Chief
Financial Officer and Treasurer

EXAMWORKS, INC.

MARQUIS MEDICAL ADMINISTRATORS, INC.

SOUTHWEST MEDICAL EXAMINATION

     SERVICES, INC.

PACIFIC BILLING SERVICES, INC.

DIAGNOSTIC IMAGING INSTITUTE, INC.

NETWORK MEDICAL REVIEW COMPANY,

     LTD.

MES GROUP, INC.

MEDICAL EVALUATION SPECIALISTS, INC.

LONE STAR CONSULTING SERVICES, INC.

MES MANAGEMENT SERVICES, INC.

MLS GROUP OF COMPANIES, INC.

VERITY ADMINISTRATORS, INC.

EXAMWORKS CLINICAL SOLUTIONS

     HOLDINGS, INC.

IME SOFTWARE SOLUTIONS, LLC

         By: EXAMWORKS, INC., its sole member

EXAMWORKS REVIEW SERVICES, LLC

         By: EXAMWORKS, INC., its sole member

EXAMWORKS EVALUATIONS OF NEW YORK,

     LLC

         By: EXAMWORKS, INC., its sole member

MEDICOLEGAL SERVICES, LLC

         By: EXAMWORKS, INC., its sole member

IME RESOURCES, LLC

         By: EXAMWORKS, INC., its sole member

CREDENTIALMED, LLC

         By: EXAMWORKS, INC., its sole member

NEXWORKS, LLC

         By: EXAMWORKS, INC., its sole member

RELIABLE RS, LLC

         By: EXAMWORKS, INC., its sole member

DDA MANAGEMENT SERVICES, LLC

         By: LONE STAR CONSULTING

                SERVICES, INC., its sole member

Signature Page to Supplemental Indenture

CALMED EVALUATION SERVICES, LLC

         By: MES GROUP, INC., its sole member

LANDMARK EXAMS, LLC

         By: MEDICOLEGAL SERVICES, LLC, its

                sole member

         By: EXAMWORKS, INC., its sole member

EXAMWORKS CLINICAL SOLUTIONS, LLC

         By: EXAMWORKS CLINICAL

                SOLUTIONS HOLDINGS, INC.,

                its sole member

GOULD & LAMB TRUST COMPANY, LLC

         By: EXAMWORKS CLINICAL

                SOLUTIONS, LLC, its sole member

         By: EXAMWORKS CLINICAL SOLUTIONS

                HOLDINGS, INC., its sole member

NATIONAL INSTITUTE FOR MEDICARE AND

     MEDICAID EDUCATION, LLC

         By: EXAMWORKS CLINICAL

                SOLUTIONS, LLC, its sole member

         By: EXAMWORKS CLINICAL SOLUTIONS

                HOLDINGS, INC., its sole member

as Guarantors,

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Executive Vice President, Chief
Financial Officer and Treasurer

 Signature Page to Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

Signature Page to Supplemental Indenture

[FORM OF FACE OF GLOBAL NOTE]

[Depository Legend, if applicable]
[OID Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto]1 CUSIP NO. _________________________

EXAMWORKS GROUP, INC.

5.625% Senior Notes due 2023

EXAMWORKS GROUP, INC., a Delaware corporation (the “Issuer”), promises to pay to Cede & Co., or its registered assigns, the principal sum of [                        ]($[___________]), as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on April 15, 2023.

Interest Payment Dates: April 15 and October 15, commencing on October 15, 2015

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

1 Insert in Global Notes only

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

EXAMWORKS GROUP, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 5.625% Senior Notes due 2023 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

[REVERSE SIDE OF NOTE]
EXAMWORKS GROUP, INC.
5.625% SENIOR NOTES DUE 2023

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.     INTEREST

EXAMWORKS GROUP, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at 5.625% per annum from April 16, 2015 until maturity. The Issuer will pay interest semi-annually in arrears every April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be October 15, 2015. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.     METHOD OF PAYMENT

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, and interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding April 1 and October 1 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.03 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.     PAYING AGENT AND REGISTRAR

The Issuer initially appoints U.S. Bank National Association (the “Trustee”) as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.     INDENTURE

The Issuer issued the Notes under a Base Indenture dated as of April 16, 2015 as supplemented by a Supplemental Indenture dated as of April 16, 2015 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 5.625% Senior Notes due 2023 referred to in the Indenture. The Notes include (i) $500,000,000 principal amount of the Issuer’s 5.625% Senior Notes due 2023 issued under the Indenture on April 16, 2015 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to April 16, 2015 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.     [RESERVED]

6.     GUARANTEES

To guarantee the due and punctual payment of the principal, premium, if any, interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

7.     REDEMPTION

(a)     At any time prior to April 15, 2018, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 100% of the principal amount of Notes redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)     At any time and from time to time prior to April 15, 2018, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the original aggregate principal amount of Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 105.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, thereon, if any, to the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date; provided that not less than 60% of the original aggregate principal amount of Notes initially issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs not later than 120 days after the date of closing of any such Qualified Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 3.01 through 3.06 of the Indenture.

(c)     Except pursuant to clauses (a) and (b) of this paragraph 7, the Notes will not be redeemable at the Issuer’s option prior to April 15, 2018.

(d)     At any time and from time to time on or after April 15, 2018, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated in the table below:

Period	Percentage
2018	104.219%
2019	102.813%
2020	101.406%
2021 and thereafter	100.000%

(e)     Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(f)     Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. At any time, the Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

8.     REPURCHASE PROVISIONS

If a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all of the outstanding Notes as set forth under Section 4.11 of the Indenture, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Sales, the Issuer may be required to use the Excess Proceeds from such Asset Sales to offer to offer to purchase the maximum aggregate principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Issuer’s option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 4.06 and in Article 3 of the Indenture.

9.     DENOMINATIONS; TRANSFER; EXCHANGE

The Notes shall be issuable only in fully registered form in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10.     PERSONS DEEMED OWNERS

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.     UNCLAIMED MONEY

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

12.     DISCHARGE AND DEFEASANCE

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

13.     AMENDMENT, SUPPLEMENT, WAIVER

Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.

14.     DEFAULTS AND REMEDIES

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, interest, will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

15.     TRUSTEE DEALINGS WITH THE ISSUER

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.10 and 7.11 of the Indenture. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the Commission for permission to continue acting as Trustee or (iii) resign.

16.     NO RECOURSE AGAINST OTHERS

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.     AUTHENTICATION

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.     ABBREVIATIONS

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.     CUSIP AND ISIN NUMBERS

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.     GOVERNING LAW

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

ExamWorks Group, Inc.
3280 Peachtree Road, N.E. Suite 2625
Atlanta, GA 30305
Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)     ☐     acquired for the undersigned’s own account, without transfer; or

(2)     ☐     transferred to the Issuer; or

(3)     ☐     transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)     ☐     transferred pursuant to an effective registration statement under the Securities Act; or

(5)     ☐     transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)     ☐     transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 or 2.10 of the Indenture, respectively); or

(7)     ☐     transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 4.06 or 4.11 of the Indenture, check either box:

Section 4.06 ☐     Section 4.11 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 or 4.11 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.

Date: __________ Your Signature

____________________________________________________

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

_______________________________________________________________

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

Exhibit B

[FORM OF FACE OF EXCHANGE GLOBAL NOTE]

[Depository Legend, if applicable]
[OID Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto]2 CUSIP NO. _________________________

EXAMWORKS GROUP, INC.

5.625% Senior Notes due 2023

EXAMWORKS GROUP, INC., a Delaware corporation (the “Issuer”), promises to pay to Cede & Co., or its registered assigns, the principal sum of [                      ]($[___________]), as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on April 15, 2023.

Interest Payment Dates: April 15 and October 15, commencing on October 15, 2015

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

2 Insert in Global Notes only

Exhibit B

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

EXAMWORKS GROUP, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 5.625% Senior Notes due 2023 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

Exhibit B

[REVERSE SIDE OF NOTE]
EXAMWORKS GROUP, INC.
5.625% SENIOR NOTES DUE 2023

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.     INTEREST

EXAMWORKS GROUP, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at 5.625% per annum from April 16, 2015 until maturity. The Issuer will pay interest semi-annually in arrears every April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be October 15, 2015. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.     METHOD OF PAYMENT

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding April 1 and October 1 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.03 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Exhibit B

3.     PAYING AGENT AND REGISTRAR

The Issuer initially appoints U.S. Bank National Association (the “Trustee”) as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.     INDENTURE

The Issuer issued the Notes under a Base Indenture dated as of April 16, 2015 as supplemented by a Supplemental Indenture dated as of April 16, 2015 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 5.625% Senior Notes due 2023 referred to in the Indenture. The Notes include (i) $500,000,000 principal amount of the Issuer’s 5.625% Senior Notes due 2023 issued under the Indenture on April 16, 2015 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to April 16, 2015 (the “Additional Notes”) as provided in Section 2.01(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.     GUARANTEES

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

Exhibit B

6.     REDEMPTION

(a)     At any time prior to April 15, 2018, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 100% of the principal amount of Notes redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)     At any time and from time to time prior to April 15, 2018, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the original aggregate principal amount of Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 105.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, thereon, if any, to the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date,; provided that not less than 40% of the original aggregate principal amount of Notes initially issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs not later than 120 days after the date of closing of any such Qualified Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 3.01 through 3.06 of the Indenture.

(c)     Except pursuant to clauses (a) and (b) of this paragraph 7, the Notes will not be redeemable at the Issuer’s option prior to April 15, 2018.

(d)     At any time and from time to time on or after April 15, 2018, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated in the table below:

Period	Percentage
2018	104.219%
2019	102.813%
2020	101.406%
2021 and thereafter	100.000%

Exhibit B

(e)     Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(f)     Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. At any time, the Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.     REPURCHASE PROVISIONS

If a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all of the outstanding Notes as set forth under Section 4.11 of the Indenture, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Sales, the Issuer may be required to use the Excess Proceeds from such Asset Sales to offer to offer to purchase the maximum aggregate principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Issuer’s option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 4.06 and in Article 3 of the Indenture.

8.     DENOMINATIONS; TRANSFER; EXCHANGE

The Notes shall be issuable only in fully registered form in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Exhibit B

9.     PERSONS DEEMED OWNERS

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.     UNCLAIMED MONEY

If money for the payment of principal, premium, if any, or interest, if any remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

11.     DISCHARGE AND DEFEASANCE

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

12.     AMENDMENT, SUPPLEMENT, WAIVER

Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes as provided in the Indenture.

13.     DEFAULTS AND REMEDIES

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium and interest will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Exhibit B

14.     TRUSTEE DEALINGS WITH THE ISSUER

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.10 and 7.11 of the Indenture. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the Commission for permission to continue acting as Trustee or (iii) resign.

15.     NO RECOURSE AGAINST OTHERS

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

16.     AUTHENTICATION

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.     ABBREVIATIONS

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.     CUSIP AND ISIN NUMBERS

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

Exhibit B

19.     GOVERNING LAW

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

ExamWorks Group, Inc.
3280 Peachtree Road, N.E. Suite 2625
Atlanta, GA 30305
Attention: Chief Financial Officer

Exhibit C

[FORM OF GUARANTEE]

Each Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under that certain Base Indenture dated as of April 16, 2015 as supplemented by that certain Supplemental Indenture, dated as of April 16, 2015, by and among ExamWorks Group, Inc. (the “Issuer”), the Guarantors party thereto and the Trustee (as amended and supplemented from time to time, the “Indenture”) and any additional Guarantors) has guaranteed the Notes and the obligations of the Issuer under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes of the Issuer, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee all in accordance with the terms set forth in Article 10 of the Indenture, (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Guarantee or the Indenture.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No stockholder, employee, officer, director, general or limited partner, member or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Guarantee by reason of his or its status as such stockholder, employee, officer, director, general or limited partner, member or incorporator.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collectability.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

Exhibit C

THE TERMS OF ARTICLE 10 OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

[Signature Pages to Follow]

Exhibit C

Dated as of April 16, 2015

EXAMWORKS, INC.

MARQUIS MEDICAL ADMINISTRATORS, INC.

SOUTHWEST MEDICAL EXAMINATION

     SERVICES, INC.

PACIFIC BILLING SERVICES, INC.

DIAGNOSTIC IMAGING INSTITUTE, INC.

NETWORK MEDICAL REVIEW COMPANY,

     LTD.

MES GROUP, INC.

MEDICAL EVALUATION SPECIALISTS, INC.

LONE STAR CONSULTING SERVICES, INC.

MES MANAGEMENT SERVICES, INC.

MLS GROUP OF COMPANIES, INC.

VERITY ADMINISTRATORS, INC.

EXAMWORKS CLINICAL SOLUTIONS

     HOLDINGS, INC.

IME SOFTWARE SOLUTIONS, LLC

         By: EXAMWORKS, INC., its sole member

EXAMWORKS REVIEW SERVICES, LLC

         By: EXAMWORKS, INC., its sole member

EXAMWORKS EVALUATIONS OF NEW YORK,

     LLC

         By: EXAMWORKS, INC., its sole member

MEDICOLEGAL SERVICES, LLC

         By: EXAMWORKS, INC., its sole member

IME RESOURCES, LLC

         By: EXAMWORKS, INC., its sole member

CREDENTIALMED, LLC

         By: EXAMWORKS, INC., its sole member

NEXWORKS, LLC

         By: EXAMWORKS, INC., its sole member

RELIABLE RS, LLC

         By: EXAMWORKS, INC., its sole member

DDA MANAGEMENT SERVICES, LLC

         By: LONE STAR CONSULTING

                SERVICES, INC., its sole member

CALMED EVALUATION SERVICES, LLC

         By: MES GROUP, INC., its sole member

LANDMARK EXAMS, LLC

         By: MEDICOLEGAL SERVICES, LLC, its

                sole member

         By: EXAMWORKS, INC., its sole member

EXAMWORKS CLINICAL SOLUTIONS, LLC

         By: EXAMWORKS CLINICAL

                SOLUTIONS HOLDINGS, INC.,

                its sole member

Exhibit C

GOULD & LAMB TRUST COMPANY, LLC

         By: EXAMWORKS CLINICAL

                SOLUTIONS, LLC, its sole member

         By: EXAMWORKS CLINICAL SOLUTIONS

                HOLDINGS, INC., its sole member

NATIONAL INSTITUTE FOR MEDICARE AND

     MEDICAID EDUCATION, LLC

         By: EXAMWORKS CLINICAL

                SOLUTIONS, LLC, its sole member

         By: EXAMWORKS CLINICAL SOLUTIONS

                HOLDINGS, INC., its sole member

as Guarantors,

By:
Name:
Title:

C-4